Life360 Names COO Lauren Antonoff as Chief Executive Officer Co-Founder Chris Hulls will serve as Executive Chairman of the Board Planned leadership succession signals continued investment in product innovation and growth SAN FRANCISCO, August 11, 2025, Life360 (Nasdaq: LIF), the category-defining family connection and safety company, today announced that Lauren Antonoff has been promoted to Chief Executive Officer and appointed to the Board of Directors. Co-founder Chris Hulls, who has led the company since its founding nearly two decades ago, will transition to Executive Chairman, where he will be actively involved in shaping Life360’s vision and product innovation. This leadership change demonstrates the company’s commitment to long-term planning as it delivers on the succession plan put in motion nearly two years ago. It comes at a pivotal moment in Life360's evolution, as it expands into new product categories and global markets, and progresses toward $1 billion in revenue. With 88 million monthly active users and counting, Life360 is steadfast in advancing its mission to keep people close to the ones they love in new and meaningful ways. Antonoff, a seasoned, strategic operator with a product-first mindset, has spent the last three decades at renowned technology companies driving growth through a relentless focus on the customer experience. Antonoff joined Life360 in 2023 as Chief Operating Officer. Over the past two years, she has upleveled the company’s senior leadership team, launched the advertising business, and deeply integrated hardware experiences, all while expanding Life360’s value to families worldwide. Under her leadership, Life360 delivered record-breaking growth, including a 36% year-over-year revenue increase in the most recent quarter. Antonoff joined Life360 from GoDaddy, where she spent seven years, most recently as President of its US small business segment. Prior to that, she spent nearly two decades at Microsoft in product leadership roles where she was instrumental in building and scaling its most successful products and businesses. Antonoff also served on the Board of Directors for Momentive (Survey Monkey) through its successful sale to Symphony Technology Group. “Family life is more complicated than ever, and we’re only beginning to unlock new ways to make it simpler, safer, and more connected,” said Antonoff. “Chris has been an amazing partner, and I’m thankful to him and the Board for the trust and confidence they have placed in me. I’m energized and honored to lead the company forward, staying grounded in our mission and focused on delighting our members with products that deliver real peace of mind.” Hulls’ impact is reflected in every aspect of Life360—from the product experience to its values- driven culture. As Executive Chairman of the Board, Hulls will continue championing the free member experience, supporting breakthrough initiatives, and partnering closely with Antonoff to shape the company’s long-term vision.

“What started as an idea in the wake of Hurricane Katrina, to help families reconnect in moments of crisis, has become a platform trusted by millions around the world. I could not have imagined how far we’d come, or how many families we’d impact,” said Hulls. “Lauren and I share a bold vision for Life360, and we knew early on it would require a shift in operations to support the scale and speed at which we want to move. I couldn’t be more confident in Lauren’s ability to lead us forward. She brings rigor, heart, and deep product insight—and we’ve built a foundation of trust and alignment that makes this passing of the baton seamless.” John Philip Coghlan, who served as Chairman of the Board for over 16 years, will continue as a Board member. “From the very beginning, John has been a constant advisor and mentor and has been instrumental in guiding Life360 through every major milestone. We are fortunate to retain his insight and experience, and I look forward to our continued work together,” added Hulls. “On behalf of the Board, I want to express my gratitude to Chris for his vision and leadership in bringing Life360 to where it is today. This leadership transition reflects years of thoughtful planning, strong alignment, and growing momentum. I have every confidence that Lauren’s inspirational leadership will deliver incredible value for Life360’s members and shareholders alike,” said Coghlan. Mark Goines will assume the role of Lead Independent Director, providing independent oversight, facilitating Board operations, and supporting strong communication between the Board and leadership. Life360 is continuing its evolution into the family super app that fosters connection and coordination by bringing together location sharing, device-based trackers, and safety services in one seamless experience. With a total addressable market of billions of families worldwide, the company is well positioned to become the number one brand for making everyday family life better. To hear more about this moment directly from Chris, you can read his blog post discussing this transition. About Life360 Life360, a family connection and safety company, keeps people close to the ones they love. The category-leading mobile app and Tile tracking devices empower members to stay connected to the people, pets, and things they care about most, with a range of services, including location sharing, safe driver reports, and crash detection with emergency dispatch. As a remote-first company based in the San Francisco Bay Area, Life360 serves approximately 88 million monthly active users (MAU), as of June 30, 2025, across more than 180 countries. Life360 delivers peace of mind and enhances everyday family life in all the moments that matter, big and small. For more information, please visit life360.com. Media Contact: Kristi Collura kcollura@life360.com SOURCE: Life360